UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 22, 2010 (December 16, 2010)

HERLEY INDUSTRIES, INC.
(Exact name of Registrant as specified in its Charter)

Commission File No. 0-5411

Delaware	23-2413500
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
3061 Industry Drive Lancaster, PA	17603
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 717-397-2777

Former name or former address, if changed since last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[ ]	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02:                      Departure of Directors or Certain Officers; Election of Directors;Appointment of Certain Officers; Compensatory Arrangements of CertainOfficers.

(d)           On December 16, 2010, Herley Industries, Inc. (the “Company”) appointed F. Jack Liebau, Jr., and Raj S. Tatta to its Board of Directors to serve until the 2011 Annual Meeting of Stockholders.  In connection with the appointment of Mr. Liebau and Mr. Tatta, the Board of Directors determined that Mr. Liebau and Mr. Tatta are each an independent director under NASDAQ’s listing rules.  Currently, neither Mr. Liebau nor Mr. Tatta has been appointed to serve on any committees of the Board of Directors.

Mr. Liebau is the founder and President of Liebau Asset Management Company, an investment management firm in Pasadena, California. Before founding Liebau Asset in 2003, he was a partner and portfolio manager with PRIMECAP Management Company, where he worked beginning in 1986.  Mr. Liebau’s prior work experiences were at the Capital Group, Los Angeles Times and The White House.  He is a graduate of Phillips Academy, Andover and Stanford University.  Mr. Liebau served as a corporate director of Media General, Inc. (a NYSE-listed media company) in 2008-09, and has been a director of several charitable organizations.  He has broad business and financial experience from his various roles working for investment management firms.

Mr. Tatta is a retired partner of PricewaterhouseCoopers (“PwC”), with over thirty-five years of experience in the financial services industry.  At PwC, Mr. Tatta managed businesses with U.S. and global responsibilities, including serving for three years as the partner-in-charge of Europe for the U.S. Tax Practice.  Having served as the global engagement partner for tax services to some of PwC’s largest MNC clients, Mr. Tatta has a good grasp of global financial, fiscal, management, cultural and political issues.  He is quite knowledgeable of issues relating to emerging economies, particularly India, where he serves as an Independent Director on the Board of Sai Advantium Pharma.  Mr. Tatta also serves on the boards of a few volunteer organizations, such as, Big Brothers Big Sisters. He also serves on the Global Council of Thunderbird School of Global Management, and on the Advisory Board at Wharton’s Executive Education.  Mr. Tatta is a Certified Public Accountant (U.S.) and a Chartered Accountant (India), and also has an MBA degree.  His undergraduate degree is in physics and mathematics.

The Company’s Board of Directors has nominated each of Messrs Liebau and Tatta, along with the Company’s four incumbent directors, to stand for election as directors at the Company’s Annual Meeting of Stockholders to be held on January 11, 2011. Mr. Liebau was recommended for nomination by a shareholder.  Mr. Tatta was recommended for nomination by the Chairman of the Board.

Mr. Liebau and Mr. Tatta will each participate in, and be compensated for their service as a director of the Company pursuant to, the Company’s standard practices for non-employee directors (the “Independent Directors Program”); provided, however, that Mr. Liebau’s and Mr. Tatta’s compensation will be pro rated for fiscal year 2011.  The specific terms of the Independent Directors Program were previously disclosed in the Company’s Current Report on Form 8-K filed on June 21, 2010, the Company’s Current Report on Form 8-K filed on August 26, 2010, and the Company’s Definitive Proxy Statement filed on December 7, 2010. As described in the Company’s Current Report on Form 8-K filed on June 21, 2010, the Independent Directors Program was developed by the Chairman of the Board, who does not participate in the program, in consultation with an independent compensation consulting firm and outside counsel.

In addition, the Company will enter into an Indemnification Agreement with each of Mr. Liebau and Mr. Tatta, the form of  which was filed as an exhibit to the Company’s Current Report on Form 8-K filed on August 26, 2010.

(e)           On December 16, 2010, the Compensation Committee (the “Committee”) of the Board of Directors approved the payment of a bonus to Yonah Adelman, a Senior Vice President of the Company, in the amount of $75,000 for fiscal year 2010.  Such action was unanimously recommended and approved by the Committee.

Item 8.01: Other Events.

As previously reported in the Company’s Quarterly Report on Form 10-Q for the period ended October 31, 2010,  the Company recorded a charge of $1,100,000 during the quarter ended October 31, 2010 relating to litigation  brought against the Company by a competitor in October, 2009.  In accordance with accounting standards related to contingencies, the charge was based on management’s assessment that it was probable that a settlement of the action could be reached based on settlement discussions that were ongoing.  The parties engaged in settlement discussions in an effort to attempt to resolve the matter before both sides incurred additional significant legal fees and costs.

On December 14, 2010, the parties agreed upon a settlement of the action which is subject to court approval. On December 15, 2010 the Company paid $1,100,000 which is consistent with the previous charge recorded and the Company does not anticipate taking any additional charges relating to this litigation.

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 22, 2010	HERLEY INDUSTRIES, INC. By: _/s/Anello C. Garefino____________ Anello C. Garefino Chief Financial Officer